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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                                   CONTACT:  MALCOLM GORRIE
FEBRUARY 10, 1997                                                 (972) 402-7087


              MESA TO ACQUIRE GREENHILL PETROLEUM FOR $270 MILLION


MESA (MXP/NYSE) announced today that it has agreed to acquire for $270 million all of the capital stock of Greenhill Petroleum Corporation ("GPC") from Western Mining Corporation (USA), a subsidiary of WMC Limited, an Australian mining concern. The assets of GPC are concentrated in four producing areas and include 522 producing wells, over 200 development projects, significant exploration potential, including a number of subsalt drilling prospects, and extensive 3-D seismic data on approximately 52,800 gross acres (49,000 net acres).

MESA CEO Jon Brumley, said, "This acquisition will have a terrific impact on the future of MESA. What MESA has needed is exploration and exploitation opportunities and with all of these projects, we are looking to the future with excitement. An added plus is that the Gulf Coast properties will be a great fit with our existing operations based in Lafayette, Louisiana. The acquisition is accretive for 1997's per share cash flow, and also positions MESA to expand cash flow in the future through internally generated development and exploration activities. Based on our development plans, we expect cash flow from the GPC properties of more than $65 million in 1998."

"MESA has already identified 45 development wells and 132 recompletions. We intend to initiate 22 of these projects in 1997 and at least 25 in 1998, and plan to invest at least $65 million over the next two years. With the additional development projects, we expect to increase production from the GPC properties from the current 9,300 barrels of oil equivalents (BOE) per day, to over 12,000 BOE per day in 1998. In addition, we have identified a number of exploration opportunities, including a deeper zone and two subsalt prospects, which we expect to evaluate further with 3-D seismic data analysis."

Miller and Lents, independent petroleum consultants, estimate that as of January 1, 1997, the properties contain total proven reserves of 30 million BOE. Of the $270 million purchase price, MESA has allocated approximately $180 million to proved reserves and the balance to probable and possible reserves, proprietary seismic data and the net assets and working capital of GPC.

Dennis Fagerstone, MESA's Chief Operating Officer, added, "To date, the GPC properties have a cumulative production of over 930 million BOE. Through our planned exploitation and exploration efforts we intend to prove up an additional three to four percent of cumulative production, which would add from 30 to 40 million BOE and double proved reserves.

The GPC properties are located in the inland waters of Louisiana and the Texas Gulf Coast, offshore in the Gulf of Mexico and in the Permian Basin, with approximately 40% of the reserves in inland waters and 40% in the Permian Basin. MESA will operate over 90% of the properties and expects to quickly assimilate the properties and begin exploitation activities.
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The three fields located in Louisiana - Timbalier Bay, Grand Bay and Delta
Arms - are considered giant fields by industry standards with Timbalier Bay being the third largest field in Louisiana. The Timbalier Bay and Grand Bay fields both lie on the flanks of the Terrebonne Trough, the most prolific depositional basin in Louisiana. This Miocene basin has produced over 24 Tcf and 13 billion barrels of oil. The combination of the size and structural complexity of these fields has resulted in large numbers of distinct reservoirs and fault blocks in each field. MESA believes that the recent advances in the quality of 3-D seismic data will enable it to identify and exploit additional hydrocarbon accumulations.

The Eugene Island 208 field, located in federal waters offshore, is a salt dome with complex faulting separating the producing reservoirs. 3-D seismic data has allowed MESA to identify numerous additional drilling opportunities.

The Texas Gulf Coast properties are concentrated in three areas: the Rich Ranch area located in Liberty County and the Linscomb and Bobcat Run areas located in Orange County. A 3-D survey is in progress over the Rich Ranch field which is expected to assist in defining additional structural and stratigraphic opportunities. The Permian Basin interests consist of five active water flood field units and four other non-unitized leases in Lea County, New Mexico and Andres and Yoakum Counties, Texas, and include CO2 flood increased recovery potential.

Giving effect to the GPC transaction and the acquisition of 11 million barrels of NGL reserves announced last week, MESA expects to increase equivalent production from 128 Bcfe in 1996 to 162 Bcfe in 1997. Based on current price levels and development plans, MESA expects cash flow from its properties to increase from approximately $200 million in 1996 to more than $300 million in 1997.

MESA expects to close the transaction, which is subject to completion of due diligence and regulatory approval, in April of this year. MESA intends to fund the acquisition with bank financing committed by Chase Manhattan Bank N.A.
MESA also has the flexibility to access the public equity or debt markets by issuing securities under its $500 million shelf registration. Chase Securities Inc. acted as an advisor to MESA in connection with the acquisition.

Irving-based MESA is one of the nation's largest independent energy companies, with integrated exploration, production and processing operations.

THIS ANNOUNCEMENT INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH FORWARD-LOOKING STATEMENTS INCLUDE WITHOUT LIMITATION, ESTIMATES WITH RESPECT TO RESERVES, PRODUCTION LEVELS, CASH FLOWS AND CAPITAL EXPENDITURES. ALTHOUGH MESA BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. FORWARD-LOOKING STATEMENTS ARE QUALIFIED AS MAY BE PROVIDED IN MESA'S ANNUAL, QUARTERLY AND CURRENT REPORTS AND REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


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